Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-196883

June 6, 2016

Voya Financial, Inc.

$500,000,000 3.650% Senior Notes due 2026

Pricing Term Sheet

Issuer:	Voya Financial, Inc.

Guarantor:	Voya Holdings Inc.

Expected Ratings (Moody’s/S&P)*:	Baa2 / BBB

Securities:	3.650% Senior Notes due 2026

Offering Format:	SEC Registered

Trade Date:	June 6, 2016

Settlement Date:	June 13, 2016 (T+5)**

Maturity:	June 15, 2026

Principal Amount:	$500,000,000

Price to Public:	99.709% of principal amount

Gross Underwriting Discount:	0.650%

Net Proceeds to Issuer (Before Expenses):	$495,295,000

Concurrent Debt Offerings:	The issuer is also offering $300,000,000 of its 4.800% Notes due 2046, for total additional net proceeds for such concurrent debt offering of $296,994,000

Coupon:	3.650% per annum

Yield to Maturity:	3.685%

Spread to Benchmark Treasury:	+195 basis points

Benchmark Treasury:	1.625% due May 15, 2026

Benchmark Treasury Price/Yield:	99-00 / 1.735%

Interest Payment Dates:	Semi-annually on June 15 and December 15 of each

year, commencing December 15, 2016

Optional Redemption:	Make-whole redemption at the discount rate of U.S. Treasuries plus 30 basis points

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	929089AB6

ISIN:	US929089AB68

Joint Book-Running Managers:	Barclays Capital Inc. SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. RBC Capital Markets, LLC Wells Fargo Securities, LLC

Senior Co-Managers:

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

ICBC Standard Bank Plc

ING Financial Markets LLC

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Co-Managers:

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

Goldman, Sachs & Co. LLC

Morgan Stanley & Co. LLC

nabSecurities, LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

The Williams Capital Group, L.P.

UniCredit Capital Markets LLC

*	The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s and Standard and Poor’s. Each of the security ratings above should be evaluated independently of any other security rating.

**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The issuer and the guarantor have filed a registration statement (including a base prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847 or by emailing Barclaysprospectus@broadridge.com, by calling SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786 or calling U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.

Voya Financial, Inc.

$300,000,000 4.800% Senior Notes due 2046

Pricing Term Sheet

Issuer:	Voya Financial, Inc.

Guarantor:	Voya Holdings Inc.

Expected Ratings (Moody’s/S&P)*:	Baa2 / BBB

Securities:	4.800% Senior Notes due 2046

Offering Format:	SEC Registered

Trade Date:	June 6, 2016

Settlement Date:	June 13, 2016 (T+5)**

Maturity:	June 15, 2046

Principal Amount:	$300,000,000

Price to Public:	99.873% of principal amount

Gross Underwriting Discount:	0.875%

Net Proceeds to Issuer (Before Expenses):	$296,994,000

Concurrent Debt Offerings:	The issuer is also offering $500,000,000 of its 3.650% Notes due 2026, for total additional net proceeds for such concurrent debt offering of $495,295,000

Coupon:	4.800% per annum

Yield to Maturity:	4.808%

Spread to Benchmark Treasury:	+225 basis points

Benchmark Treasury:	2.500% due February 15, 2046

Benchmark Treasury Price/Yield:	98-25+ / 2.558%

Interest Payment Dates:	Semi-annually on June 15 and December 15 of each year, commencing December 15, 2016

Optional Redemption:	Make-whole redemption at the discount rate of U.S.

Treasuries plus 35 basis points

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	929089AC4

ISIN:	US929089AC42

Joint Book-Running Managers:	Barclays Capital Inc. SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. RBC Capital Markets, LLC Wells Fargo Securities, LLC

Senior Co-Managers:

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

ICBC Standard Bank Plc

ING Financial Markets LLC

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Co-Managers:

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

Goldman, Sachs & Co. LLC

Morgan Stanley & Co. LLC

nabSecurities, LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

The Williams Capital Group, L.P.

UniCredit Capital Markets LLC

*	The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s and Standard and Poor’s. Each of the security ratings above should be evaluated independently of any other security rating.

**	Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The issuer and the guarantor have filed a registration statement (including a base prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847 or by emailing Barclaysprospectus@broadridge.com, by calling SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786 or calling U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.